Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
Quentin McMillan (Investors): quentin.mcmillan@aig.com
Dana Ripley (Media): dana.ripley@aig.com

AIG Announces Closing of Hybrid Notes Offering by

Corebridge Financial, Inc.

NEW YORK – August 23, 2022 – American International Group, Inc. (NYSE: AIG) (“AIG”) today announced that Corebridge Financial, Inc. (“Corebridge”), its majority-owned subsidiary, issued and sold $1.0 billion of 6.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2052 (the “Notes”).

Corebridge intends to use the net proceeds from this offering to repay a portion of the remaining $1.9 billion outstanding principal balance of the $8.3 billion promissory note previously issued by Corebridge to AIG.

In connection with the issuance of the Notes, the commitments under the 3-Year Delayed Draw Term Loan Agreement, dated as of February 25, 2022, among Corebridge, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, will be reduced from $2.5 billion to $1.5 billion.

This announcement is not an offer to purchase, a solicitation of an offer to sell or purchase, or a solicitation of an offer to sell or purchase securities with respect to the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful. The offering of Notes was made only (i) in the United States to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and (ii) outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

No assurance can be given regarding the form that future separation transactions may take or the specific terms or timing thereof, or that a separation will in fact occur. Any separation transaction will be subject to the satisfaction of various conditions and approvals, including receipt of insurance department and other required regulatory approvals, and satisfaction of any applicable requirements of the Securities and Exchange Commission (SEC).

# # #

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

FOR IMMEDIATE RELEASE

# # #

About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

2